Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION

OF

ENVIRI II CORPORATION

(a Delaware corporation)

Pursuant to §242 of the General Corporation Law

of the State of Delaware

Dated as of May 29, 2026

Enviri II Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is Enviri II Corporation (the “Corporation”).

SECOND: The board of directors of the Corporation (the “Board”) has duly adopted a resolution setting forth an amendment to the Corporation’s certificate of incorporation, as amended (the “Certificate of Incorporation”) and declared its advisability.

THIRD: The sole stockholder of the Corporation has duly approved such amendment in accordance with Sections 228 and 242 of the DGCL.

FOURTH: That Article FOURTH of the Certificate of Incorporation is amended to read in its entirety as follows:

“The total number of shares of stock which the Corporation is authorized to issue is one hundred million (100,000,000) shares of common stock, par value $0.00001 per share (the “Common Stock”).

Upon this Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of Delaware (the “Effective Time”), every 1.0 share of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time, shall, automatically and without any action on the part of the respective holders thereof, be converted into 28,103.75 validly issued, fully paid and non-assessable shares of Common Stock (the “Stock Split”). The par value of each share of Common Stock shall not be adjusted in connection with the Stock Split.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 29th day of May, 2026.

Enviri II Corporation

By:	/s/ Russell Hochman
Name: Russell Hochman
Title: President and Chief Executive Officer

[Signature Page to Charter Amendment]